AGREEMENT AND RELEASE

     This Agreement and Release (this “Agreement”), dated as of January 28, 2008 (the “Effective Date”), is entered into between Lyris, Inc. (formerly J. L. Halsey Corporation) (the “Company”) and Peter Biro (“Executive”).

     1. Definitions.

          (a) “Claims” means any and all claims, complaints, charges, demands, liabilities, suits, damages, losses, expenses, attorneys’ fees, obligations or causes of action.

          (b) “Company Parties” means the Company and its predecessors, successors, assigns, parents, subsidiaries, and affiliates and each of the foregoing entities’ respective past, present, and future stockholders, members, partners, managers, directors, officers, employees, agents, representatives, principals, insurers, attorneys, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any person acting by, through, under, or in concert with any of the foregoing entities.

          (c) “Executive Parties” means Executive and his family members, attorneys, heirs, estate, agents, executors, representatives, and administrators and the successors and assigns of each of the foregoing.

     2. Executive’s General Release and Covenant Not to Sue.

          (a) Each of Executive, on behalf of himself and each of the other Executive Parties, hereby generally releases and forever discharges the Company Parties from any and all Claims, known or unknown, of any kind and every nature whatsoever, and whether or not accrued or matured, which any of them may have, arising out of or relating to any transaction, dealing, relationship, conduct, act, or omission, or any other matters or things occurring or existing at any time prior to and including the Effective Date (including but not limited to any Claims against any of the Company Parties based on, relating to, or arising under wrongful discharge, retaliation, breach of contract (whether oral or written), tort, defamation, slander, breach of privacy, violation of public policy, negligence, promissory estoppel, Title VII of the Civil Rights Act of 1964, The Age Discrimination in Employment Act, The Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, or any other federal, state, or local law relating to employment (or unemployment), the payment of wages, salary, or other compensation, civil or human rights, or discrimination in employment (based on age or any other factor)), in all cases arising out of or relating to Executive’s employment by the Company or any subsidiary thereof or Executive’s investment in the Company or any subsidiary thereof or Executive’s services as an officer or employee of the Company or any subsidiary thereof (or in any other capacity) or otherwise relating to the termination of such employment or services; provided, however, that this release will not limit or release (i) Executive’s rights under this Agreement, (ii) Executive’s rights to indemnification pursuant to the Company’s Certificate of Incorporation or Amended and Restated Bylaws, (iii) Executive’s entitlement, if any, to continued medical and dental insurance coverage under and pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, and (iv) any rights of Executive under any Investment Plans or Other Welfare Plans (as each term is defined in that certain Employment Agreement, dated as of August 17, 2006, by and between Executive and the Company (the “Employment Agreement”)) or that certain Nonstatutory Stock Option Agreement, dated as of August 17, 2006, between Executive and the Company (the “2006 Option Agreement”) and that certain Nonstatutory Stock Option Agreement, dated as of May 8, 2007, between Executive and the Company (the “2007 Option Agreement”), which agreements granted options to Executive under the Company’s Amended and Restated 2005 Equity-Based Compensation Plan (the “Plan”).

          (b) Each of Executive, on behalf of himself and each of the other Executive Parties, hereby covenants forever not to assert, file, prosecute, commence, or institute (or sponsor or purposely facilitate any person in connection with the foregoing) any complaint or lawsuit or any legal, equitable, arbitral, or administrative proceeding of any nature against any of the Company Parties in connection with any released Claims, and represents and warrants that no other person or entity has initiated or, to the extent within his control, will initiate any such proceeding on his behalf, and that if such a proceeding is initiated, Executive shall not accept benefit therefrom.

     3. Resignation. Executive hereby resigns from his positions as an employee and officer of the Company and of each of the Company’s direct and indirect subsidiaries, such resignation to be effective as of the Effective Date.

     4. Payments.

          (a) Severance Payments. The Company agrees to pay severance payments (the “Severance Payments”) to Executive as follows: (i) $23,750 on the Effective Date and (ii) $23,750 on June 30, 2008 (such June 30, 2008 payment being referred to herein as the “Second Payment”); provided, however, that the Second Payment shall not be payable if, prior to June 30, 2008, Executive has violated any provision of this Agreement or Section 6, 7, or 10 of the Employment Agreement. Executive acknowledges and agrees that the Severance Payments will be subject to tax withholding.

          (b) No Other Payments. The Company and Executive acknowledge and agree that payment of the Severance Payments shall be in full satisfaction of all amounts remaining owed to Executive for services rendered to the Company or any of its subsidiaries, other than the payment of any salary and vacation accrued to and including, and reasonable travel, entertainment, and other business-related expenses incurred by Executive in accordance with the policies, practices, and procedures of the Company prior to, the Effective Date.

     5. Options. Notwithstanding any provision of the 2006 Option Agreement, the 2007 Option Agreement, or the Plan to the contrary, but subject to clause(e) below, (a) pursuant to the 2006 Option Agreement, 50,000 Option Shares (as defined in the 2006 Option Agreement) shall become Vested Shares (as defined in the 2006 Option Agreement) on February 17, 2008, and 50,000 Option Shares shall become Vested Shares on May 17, 2008; (b) pursuant to the 2007 Option Agreement, 75,000 Option Shares (as defined in the 2007 Option Agreement) shall become Vested Shares (as defined in the 2007 Option Agreement) on May 8, 2008; (c) except pursuant to clauses (a) and (b) above, no other Option Shares under the 2006 Option Agreement or 2007 Option Agreement, that were not Vested Shares prior to the Effective Date, shall become Vested Shares after the Effective Date or as a result of the termination of Executive’s employment with the Company or any of its subsidiaries; (d) Options (as defined in the 2006 Option Agreement and the 2007 Option Agreement) that are exercisable prior to the Effective Date and that become exercisable pursuant to clause (a) or (b) above will be exercisable until and including June 30, 2008; and (e) if Executive has violated any provision of this Agreement or Section 6, 7, or 10 of the Employment Agreement prior to all of the Option Shares referenced in clauses (a) and (b) above become Vested Shares pursuant to clauses (a) and (b) above, then no Option Shares shall become or be deemed to be Vested Shares pursuant to clauses (a) and (b) above.

     6. Employment Agreement. Executive and the Company agree that Sections 6, 7, 8, 10, and 11 of the Employment Agreement shall remain in full force and effect and that all remaining Sections of the Employment Agreement are hereby null and void.

     7. Return of Property. Executive agrees and covenants that, as of the Effective Date, Executive will (i) vacate any office space or other premises of the Company or any of its subsidiaries currently being used by Executive and (ii) deliver to the Company all property, equipment, or materials of the Company or any of its subsidiaries currently in the possession of, or being used by, Executive. For purposes of this Section 7, delivery shall mean prepared and ready for pick-up by Joe Mullaney (or his designee) at Suite #120, 70 Walnut Street, Wellesley, MA 02481.

     8. Representations and Warranties.

          (a) Representations and Warranties of the Company. The Company represents and warrants as follows:

     (i) The Company is duly organized, validly existing, and in good standing under the laws of Delaware.

     (ii) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of the transactions contemplated hereby will not, (A) violate, conflict with, or result in the violation or breach of, or constitute a default under, the terms, conditions, or provisions of any agreement, document, or instrument to which the Company is a party or by which the Company is bound, or (B) violate any order, writ, judgment, injunction, decree, statute, rule, or regulation of any court or federal, state, or local administrative agency or commission or other governmental authority or instrumentality applicable to the Company; and

     (iii) This Agreement is a legal, valid, and binding agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

          (b) Representations and Warranties of Executive. Executive represents and warrants as follows:

     (i) Executive has capacity to enter into this Agreement; and

     (ii) This Agreement is a legal, valid, and binding agreement of Executive enforceable against him in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

     9. Certain Acknowledgments. Executive acknowledges that, by entering into this Agreement, the Company does not admit to any wrongdoing in connection with Executive’s employment or services, and that this Agreement is intended as a compromise of any Claims that any Executive Party has or may have against the Company Parties. Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment. Executive has been advised by the Company to consult with an attorney of Executive’s choosing before signing this Agreement.

     10. Injunctive Relief. The parties hereto acknowledge that money damages would be both incalculable and an insufficient remedy for a breach of this Agreement by any party hereto and that any such breach would cause the nonbreaching party or parties irreparable harm. Accordingly, each party hereto, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of this Agreement by the other party. If any party hereto files a pleading with a court seeking immediate injunctive relief and this pleading is challenged by the other party and the injunctive relief sought is not awarded, the party seeking injunctive relief shall pay all of the costs and attorneys’ fees of the party challenging such relief.

     11. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     12. Fees. Each party agrees that it shall be responsible for its own fees incurred in connection with the negotiation and preparation of this Agreement.

     13. Attorney’s Fees. Executive agrees to pay the reasonable attorney’s fees, costs, and any damages the Company may incur as a result of Executive breaching a promise or covenant Executive made in this Agreement (such as by suing a Company Party over a released Claim) or if any representation Executive made in this Agreement is false. The Company agrees to pay the reasonable attorney’s fees, costs and any damages Executive may incur as a result of the Company breaching a promise or covenant the Company made in this Agreement or if any representation the Company made in this Agreement is false.

     14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or on the fifth business day after such notice or communication has been sent by registered or certified mail, postage prepaid, with return receipt requested, as follows:

          If to the Company, to:

          5858 Horton Street
          Suite 270
          Emeryville, CA 94608
          Attention: Chief Executive Officer

          If to Executive, to:

          131 Overbrook Drive
          Wellesley, MA 02482

     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together shall constitute one and the same instrument. Any counterpart of this Agreement that has attached to it separate signature pages which together contain the signature of all parties hereto shall for all purposes be deemed a fully executed original. Facsimile signatures shall constitute original signatures.

     16. Effect of Headings. The section headings herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

     17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS OF DELAWARE OR ANY OTHER JURISDICTION, AND, WHERE APPLICABLE, THE LAWS OF THE UNITED STATES. THE PARTIES HERETO CONSENT TO BEING SUBJECT TO THE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

COMPANY:
LYRIS, INC.

By:	/s/ Luis Rivera
Name:	Luis Rivera
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Peter Biro
Peter Biro